                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

                                     BETWEEN

                             BOYKIN LODGING COMPANY

                                       AND

                                 MARK L. BISHOP

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT is entered into as of the ___ day of ___________, 1996, between Boykin Lodging Company, an Ohio corporation (the "Company"), and Mark L. Bishop (the "Executive").


                              W I T N E S S E T H:

                  WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and subject to the conditions set forth herein;

                  NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

                  1.       EMPLOYMENT.

                           (a)  The Company hereby employs the Executive as its
Senior Vice President - Development and Acquisitions and the Executive hereby accepts such employment, on the terms and subject to the conditions hereinafter set forth.

                           (b)  During the term of this Employment Agreement and
any renewal hereof (all references herein to the term of this Employment Agreement shall include references to the period of renewal hereof, if any), the Executive shall be and have the title of Senior Vice President - Acquisitions and Development and shall devote such business time and all reasonable efforts to his employment as the Executive deems appropriate and perform diligently such duties as are customarily performed by officers holding similar positions in publicly-held real estate investment trusts, together with such other duties as may be reasonably requested from time to time by the Board of Directors of the Company (the "Board"), which duties shall be consistent with his positions as set forth above and as provided in Paragraph 2.

                  2.       TERM AND POSITIONS.

                           (a)  Subject to the provisions for renewal and
termination hereinafter provided, the term of this Employment Agreement shall begin on the date hereof and shall continue until December 31, 1997. As of June 1, 1997, and the June 1 of each succeeding calendar year thereafter such term automatically shall be extended for one (1) additional calendar year, beginning with the calendar year commencing January 1, 1998, unless: (i) this Employment Agreement is terminated as provided in Paragraph 4(a)(i) or 4(a)(ii) or (ii) either the Company or the Executive shall give at least 180 days written notice of termination of this Employment Agreement to the other (for example, unless such written notice of termination is given on or prior to June 1, 1997, the term of this Employment Agreement automatically will be extended, effective January 1, 1998, until December 31, 1998.

                           (b)  The Executive shall be entitled to serve as the
senior acquisitions officer of the Company. Without limiting the generality of any of the foregoing, except as hereafter expressly agreed in writing by the
Executive: (i) the Executive shall be required to report only to the Chief Executive Officer and the Board as an entire body, and (ii) no other individual shall be elected or appointed as a more senior acquisitions officer of the Company. For service as an officer and employee of the Company, the Executive shall be entitled to the full protection of applicable indemnification provisions of the articles of incorporation and code of regulations of the Company, as the same may be amended from time to time.

                           (c)  If:

                                (i) the Company materially changes the
                  Executive's duties and responsibilities as set forth in Paragraph 1(b) or 2(b) without his consent (including, without limitation, by violating any of the provisions of clause (i) and (ii) of Paragraph 2 (b));

                               (ii) the Executive's place of employment or the
                  principal executive offices of the Company are moved to a location more than fifty (50) miles from the geographical center of Cleveland, Ohio;

                              (iii) there occurs a material breach by the
                  Company of any of its obligations under this Employment Agreement (other than those specified in this Section 2(c)), which breach has not been cured in all material respects within ten (10) days after the Executive gives notice thereof to the Company;

                               (iv) there occurs a "change in control" (as
                  hereinafter defined) of the Company,

then the Executive shall have the right to terminate his employment with the Company, but such termination shall not be considered a voluntary resignation or termination of such employment or of this Employment Agreement by the Executive but rather a discharge of the Executive by the Company without "cause" (as defined in Paragraph 4(a)(ii)).

                           (d) The Executive shall be considered not to have
consented to any written proposal calling for a material change in his duties and responsibilities unless he shall give written notice of his consent thereto to the Board within fifteen (15) days after receipt of such written proposal. If the Executive shall not have given such consent, the Company shall have the opportunity to withdraw such proposed material change by written notice to the Executive given within ten (10) days after the end of said fifteen (15) day period.

                           (e)  The term "change in control" means the first
to occur of the following events:

                                (i) any person or group of commonly
                  controlled persons owns or controls, directly or indirectly, fifty percent (50%) or more of the voting control or value of the equity interests in the Company following consummation of the initial public offering of the Company's Common Shares, without par value (the "IPO"); or

                               (ii) any person or group of commonly controlled
                  persons who own less than five percent (5%) of the voting control or value of the equity interests in the Company during the first 30 days following the consummation of the IPO acquire ownership or control, directly or indirectly, of more than twenty percent (20%) of the voting control or value of the equity interests in the Company;

                              (iii) the shareholders of the Company approve an
                  agreement to merge or consolidate with another corporation or other entity resulting (whether separately or in connection with a series of transactions) in a change in ownership of twenty percent (20%) or more of the voting control or value of the equity interests in the Company, or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including, without limitation, a plan of liquidation or dissolution), or otherwise approve of a fundamental alteration in the nature of the Company's business.

                  Notwithstanding the foregoing provisions of this Paragraph
2, the ownership of equity interests in the Company by Robert W. Boykin, John E. Boykin, William J. Boykin and their respective affiliates shall not be considered to result in a "change in control" of the Company.

                  3.       COMPENSATION.

                           During the term of this Employment Agreement the
Company shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in this Paragraph 3.

                           (a)  The Company shall pay to the Executive a base
salary payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly) at the rate of One Hundred Forty Thousand Dollars ($140,000) per annum, to be increased (but not decreased) from time to time (based upon the performance of the Company and the Executive) in a manner consistent with the compensation of Financial Officers of publicly-held real estate investment trusts.

                           (b)  The Company shall pay to the Executive bonus
compensation for each calendar year of the Company, not later than sixty (60) days following the end of each calendar year or the termination of his employment, as the case may be, prorated on a per diem basis for partial calendar years, and determined and calculated in a manner set forth on Exhibit A attached hereto.

                           (c)  The Company shall provide to the Executive and
his family all the medical, dental, and all other group insurance benefits which the Company provides generally to employees of the Company during active employment. In the event of disability or death of the Executive, these benefits shall be continued by the Company for life for the Executive and his spouse.

                           (d)  The Company shall provide to the Executive a
suitable new, air-conditioned, full-sized automobile, or other automobile of equal or lesser value of the Executive's choice, for the exclusive use of the Executive, together with automobile theft, casualty, and liability insurance, and payment or reimbursement of the Executive for all maintenance, repair and gasoline or, in lieu of the foregoing automobile, an automobile allowance as exists from time to time under Company policy, the dollar amount of which shall be substantially commensurate with the cost for such automobile, together with insurance costs, maintenance, repairs and gasoline for the Executive's personal vehicle used in lieu thereof.

                           (e)  The Executive shall participate in all
retirement and other benefit plans of the Company generally available from time to time to employees of the Company and for which the Executive qualifies under their terms (and nothing in this Agreement shall or shall be considered to in any way affect the Executive's rights and benefits thereunder except as expressly provided herein).

                           (f)  The Executive shall be entitled to such periods
of vacation and sick leave allowance each year as are determined by the Executive in his reasonable and good faith discretion, which in any event shall be not less than as provided generally under the Company's vacation and sick leave policy for executive officers.

                           (g)  The Executive shall be entitled to participate
in any option or other employee benefit compensation plan that is generally available to senior executive officers, as distinguished from general management, of the Company. The Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of that plan.

                           (h)  The Company shall reimburse the Executive or
provide him with an expense allowance during the term of this Employment Agreement for travel, entertainment and other expenses reasonably and necessarily incurred by the Executive in connection with the Company's business. The Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as the Company shall reasonably request.


                  4.       TERMINATION.

                           (a)  The employment of the Executive under this
Employment Agreement, and the terms hereof, may be terminated by the Company:

                    (i) on the death or permanent disability (as defined below)
               of the Executive;

                    (ii) for cause at any time by action of the Board. For
               purposes hereof, the term "cause" shall mean:

                         (A) The Executive's fraud, commission of a felony or of
                    an act or series of acts which result in material injury to the business reputation of the Company, commission of an act or series of repeated acts of dishonesty which are materially inimical to the best interests of the Company, or the Executive's willful and repeated failure to perform his duties under this Employment Agreement, which failure has not been cured within fifteen (15) days after the Company gives notice thereof to the Executive; or

                         (B) The Executive's material breach of any material
                    provision of this Employment Agreement, which breach has not been cured in all substantial respects within ten (10) days after the Company gives notice thereof to the Executive; or

                    (iii) other than for cause at any time by action of the
               Board, subject to the operation of Paragraph 4(c).

               The exercise by the Company of its rights of termination under this Paragraph 4 shall be the Company's sole remedy in the event of the occurrence of the event as a result of which such right to terminate arises. Upon any termination of this Employment Agreement, the Executive shall be deemed to have resigned from all offices and any directorships held by the Executive in the Company.

                           (b)  For purposes of this Employment Agreement, the
Executive's "permanent disability" shall be deemed to have occurred after one hundred twenty (120) days in the aggregate during any consecutive twelve (12) month period, or after ninety (90) consecutive days, during which one hundred and twenty (120) or ninety (90) days, as the case may be, the Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties under this Employment Agreement. The date of permanent disability shall be such one hundred twentieth (120th) or ninetieth (90th) day, as the case may be. In the event either the Company or the Executive, after receipt of notice of the Executive's permanent disability from the other, dispute that the Executive's permanent disability shall have occurred, the Executive shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in the Cleveland, Ohio, area and, unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, the Executive is capable of resuming his employment and devoting his full time and energy to discharging his duties within thirty (30) days after the date of such statement, such permanent disability shall be deemed to have occurred.

                           (c)  In the event of termination for any of the
reasons set forth in subparagraph (a)(i) or (a)(ii) of this Paragraph 4, except as otherwise provided in Paragraph 3(e), the Executive shall be entitled to no further compensation or other benefits under this Employment Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination. If the Company terminates the Executive's employment other than pursuant to subparagraph 4(a)(i) or 4(a)(ii) or the Executive terminates his employment pursuant to subparagraph 2(c), all of the compensation and benefits payable to the Executive pursuant to this Employment Agreement shall be paid to the Executive for the remainder of the term of this Employment Agreement (as that term is defined in subparagraph 2(a)).

                  5.       COVENANTS AND CONFIDENTIAL INFORMATION.

                           (a)  The Executive acknowledges the Company's
reliance and expectation of the Executive's continued commitment to performance of his duties and responsibilities during the term of this Employment Agreement. In light of such reliance and expectation on the part of the Company, during the term of this Employment Agreement, and for a period of 180 days thereafter if the Company terminates this Employment Agreement under subparagraph 4(a) (ii) or the Executive terminates this Employment Agreement other than under subparagraph 2(c) and with less than 180 days notice (and, as to clause (ii) of this subparagraph (a), at any time during and after the term of this Employment Agreement), the Executive shall not, directly or indirectly, do or suffer either of the following:

                    (i) Own, manage, control or participate in the ownership,
               management, or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, limited liability company, firm, association or other business entity engaged in the business of, or otherwise engage in the business of, acquiring, owning or developing hotel properties, except that the Executive may (A) own not more than one percent (1%) of any class of publicly traded securities of any entity, and own interests in the Company and in Boykin Hotel Properties, L.P. (the "Partnership"), subject only to any restriction imposed by any agreement or instrument other than this Agreement, (B) have such an interest in, or participation, employment, engagement, affiliation, association or relationship with, any entity that manages hotel properties, so long as that entity is not engaged in the business of acquiring, owning or developing hotel properties, (C) after the term of this Employment Agreement, develop, own or manage any hotel property so long as that property does not compete with any hotel property owned by or leased to the Company or the Partnership, and (D) after the term of this Employment Agreement, conduct business as a broker of hotel properties; or

                    (ii) Disclose, divulge, discuss, copy or otherwise use or
               suffer to be used in any manner, in competition with, or contrary to the interests of, the Company, any confidential information relating to the Company's operations, properties or otherwise to its particular business or other trade secrets of the Company, it being acknowledged by the Executive that all such information regarding the business of the Company compiled or obtained by, or furnished to, the Executive while the Executive shall have been employed by or associated with the Company is confidential information and the Company's exclusive property; provided, however, that the foregoing restrictions shall not apply to the extent that such information: (A) is clearly obtainable in the public domain, (B) becomes obtainable in the public domain, except by reason of the breach by the Executive of the terms hereof, (C) was not acquired by the Executive in connection with his employment or affiliation with the Company, (D) was not acquired by the Executive from the Company or its representatives, or (E) is required to be disclosed by rule of law or by order of a court or governmental body or agency.

                           (b)  The Executive agrees and understands that the
remedy at law for any breach by him of this Paragraph 5 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Executive's violation of any legally enforceable provision of this Paragraph 5, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Paragraph 5 shall be deemed to limit the Company's remedies at law or in equity for any breach by the Executive of any of the provisions of this Paragraph 5 which may be pursued or availed of by the Company.

                           (c)  The Executive has carefully considered the
nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Paragraph 5, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of the Executive, would not operate as a bar to the Executive's sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to the Executive.

                  6. TAX ADJUSTMENT PAYMENTS. If all or any portion of the amounts payable to the Executive under this Employment Agreement (together with all other payments of cash or property, whether pursuant to this Employment Agreement or otherwise, including, without limitation, the issuance of common stock of the Company, or the granting, exercise or termination of options therefor) constitutes "excess parachute payments" within the meaning of Section 280G of the Code that are subject to the excise tax imposed by Section 4999 of the Code (or any similar tax or assessment), the amounts payable hereunder shall be increased to the extent necessary to place the Executive in the same after-tax position as he would have been in had no such tax assessment been imposed on any such payment paid or payable to the Executive under this Employment Agreement or any other payment that the Executive may receive in connection therewith. The determination of the amount of any such tax or assessment and the incremental payment required hereby in connection therewith shall be made by the accounting firm employed by the Executive within thirty
(30) calendar days after such payment and said incremental payment shall be made within five (5) calendar days after determination has been made. If, after the date upon which the payment required by this Paragraph 6 has been made, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, Internal Revenue Service audit assessment, or otherwise) that the amount of excise or other similar taxes or assessments payable by the Executive is greater than the amount initially so determined, then the Company shall pay the Executive an amount equal to the sum of: (i) such additional excise or other taxes, PLUS (ii) any interest, fines and penalties resulting from such underpayment, PLUS (iii) an amount necessary to reimburse the Executive for any income, excise or other tax assessment payable by the Executive with respect to the amounts specified in (i) and (ii) above, and the reimbursement provided by this clause (iii), in the manner described above in this Paragraph 6. Payment thereof shall be made within five (5) calendar days after the date upon which such subsequent determination is made.

                  7.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

                           (a)  The Company is a corporation duly organized,
validly existing and in good standing under the laws of the State of Ohio, and has all requisite corporate power and authority to enter into, execute and deliver this Employment Agreement, fulfill its obligations hereunder and consummate the transactions contemplated hereby.

                           (b)  The execution and delivery of, performance of
obligations under, and consummation of the transactions contemplated by, this Employment Agreement have been duly authorized and approved by all requisite corporate action by or in respect of the Company, and this Employment Agreement constitutes the legally valid and binding obligation of the Company, enforceable by the Executive in accordance with its terms.

                           (c)  No provision of the Company's governing
documents or any agreement to which it is a party or by which it is bound or of any material law or regulation of the kind usually applicable and binding upon the Company prohibits or limits its ability to enter into, execute and deliver this Employment Agreement, fulfill its respective obligations hereunder and consummate the transactions contemplated hereby.

                  8.       MISCELLANEOUS.

                           (a)  The Executive represents and warrants that he is
not a party to any agreement, contract or understanding, whether employment or otherwise, which would restrict or prohibit him from undertaking or performing employment in accordance with the terms and conditions of this Employment Agreement.

                           (b)  The provisions of this Employment Agreement are
severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision, to the extent enforceable in any jurisdiction, nevertheless shall be binding and enforceable.

                           (c)  The rights and obligations of the Company under
this Employment Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of the Executive under this Employment Agreement shall inure to the benefit of, and shall be binding upon, the Executive and his heirs, personal representatives and assigns.

                           (d)  Any controversy or claim arising out of or
relating to this Employment Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association then pertaining in the City of Cleveland, Ohio, and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitrator or arbitrators shall be deemed to possess the powers to issue mandatory orders and restraining orders in connection with such arbitration; provided, however, that nothing in this Paragraph 8(d) shall be construed so as to deny the Company the right and power to seek and obtain injunctive relief in a court of equity for any breach or threatened breach by the Executive of any of his covenants contained in Paragraph 5 hereof.

                           (e)  Any notice to be given under this Employment
Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested, and if mailed to the Company, shall be addressed to its principal place of business, attention:
General Counsel, and if mailed to the Executive, shall be addressed to him at his home address last known on the records of the Company, or at such other address or addresses as either the Company or the Executive may hereafter designate in writing to the other.

                           (f)  The failure of either party to enforce any
provision or provisions of this Employment Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, or prevent that party thereafter from enforcing each and every other provision of this Employment Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

                           (g)  This Employment Agreement supersedes all prior
agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

                           (h)  This Employment Agreement shall be governed by
and construed according to the laws of the State of Ohio.

                           (i)  Where necessary or appropriate to the meaning
hereof, the singular and plural shall be deemed to include each other, and the masculine, feminine and neuter shall be deemed to include each other.


                                              BOYKIN LODGING COMPANY

                                              By:___________________________
                                              Title:________________________

                                              And By:_______________________
                                              Title:________________________


                                              ------------------------------
                                              MARK L. BISHOP

                                    Exhibit A

                                BONUS CALCULATION

         The amount of the bonus to be paid by the Company to the Executive under Paragraph 3(b) of the Employment Agreement shall be based on the increase in the "funds from operations per share" of the Company from year to year. The bonus for the first year under this Agreement shall be based on the increase in the "funds from operations per share" of the Company from the Company's year ended immediately before the effective date of the Employment Agreement to the year of the Company in which the Employment Agreement becomes effective. Each year thereafter, the "funds from operations per share" at the end of the current year shall be compared to the "funds from operations per share" for the immediately preceding year. The amount of the "funds from operations per share" shall be appropriately adjusted in connection with share dividends, share splits and other changes in the Company's capitalization and shall be determined each year by the Company's Compensation Committee in conjunction with such accountants or other experts as may be appropriate. The amount of the bonus each year shall be calculated as follows:

       Growth in
"Funds From Operations per share"                      Amount of Bonus
------------------------                         -------------------------

Zero to less than 5%                                          5%
5% to less than 10%                                          10%
10% to less than 15%                                         20%
15% to less than 20%                                         30%
20% or higher                                                45%